ITEM 77D/77Q1(B) – POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Small/Mid Cap Value Fund (formerly known as Columbia Mid Cap Value Opportunity Fund)

Effective July 7, 2014, the Fund made certain changes to its principal investment strategies, including a change to its 80% investment policy. The revised principal investment strategies are described in a supplement, dated May 7, 2014, to the Fund’s prospectus filed with the Securities and Exchange Commission on May 7, 2014 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-14-187248), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.